Exhibit 99.3

        Protective Life Secured Trust 2004-44 made no payment of interest or principal on its 4.10% InterNotes® due 2011 during the fiscal year ended December 31, 2004. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.